Exhibit 10.6
CERTAIN MATERIAL (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED & RESTATED LICENSE AGREEMENT
This Amended & Restated License Agreement (the “Agreement”), dated as of 31 May, 2017 (the “Effective Date”), is made by and between Shenyang Sunshine Pharmaceutical Co., Ltd., a Chinese Corporation, with an address at No. 3 A1 Road 10, Shenyang Economic and Technology Development Zone, Shenyang, China 110027 and its affiliates (“3SBio”), and Selecta Biosciences, Inc., a Delaware corporation, with an address at 480 Arsenal Street, Building One, Watertown, MA 02472 (“Selecta”). 3SBio and Selecta are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”
WHEREAS, 3SBio has been engaged in the development of Pegsiticase, and owns and otherwise controls certain patent rights and know-how with respect thereto;
WHEREAS, Selecta desires to acquire exclusive rights under the 3SBio Patent Rights and 3SBio Know-How in order to continue the development thereof and products based thereupon;
WHEREAS, the Parties entered into a license agreement on May 12, 2014 (the “Original Effective Date”) pursuant to which 3SBio granted an exclusive license to Selecta under the 3SBio Patent Rights and 3SBio Know-How for Selecta to Develop and Commercialize Licensed Compounds and Products and a co-exclusive license to Selecta under the 3SBio Patent Rights and 3SBio Know-How for Selecta to Manufacture Licensed Compounds and Products (as such terms are defined herein) (the “Original Agreement”); and
WHEREAS, the Parties desire to amend and restate the terms and conditions of the Original Agreement as set forth herein.
NOW, THEREFORE, the Parties hereby agree to amend and restate the Original Agreement as of the Effective Date such that it reads in its entirety as follows:

Section 1.	Definitions.
For the purpose of this Agreement, the following words and phrases will have the meanings set forth below:
1.1“3SBio Know-How” means all Know-How, existing as of the Original Effective Date or arising during the Term, owned or in-licensed by 3SBio or any of its Affiliates, that is reasonably necessary or desirable for the Manufacture, use, sale, offer for sale, importation, Development or Commercialization of any Licensed Compound or Product.
1.2    “3SBio Patent Rights” means all Patents, existing as of the Original Effective Date or arising during the Term, owned or in-licensed by 3SBio or any of its Affiliates, and either related to any Licensed Compound or Product, or reasonably necessary or desirable for the Manufacture, use, sale, offer for sale, importation, Development or Commercialization of any Licensed Compound or Product. A complete and accurate list of all of the 3SBio Patent Rights as of the Effective Date is set forth on Exhibit A.
1.3    “Affiliate” of an entity means any other entity which (directly or indirectly) is controlled by, controls or is under common control with such entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such

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entity, provided that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.
1.4    “BLA” means a Biologics License Application filed with the FDA or an equivalent application to any other Regulatory Authority within the Territory requesting market approval for a new biological product (or a New Drug Application (“NDA”), or equivalent application, in the event that the FDA or other Regulatory Authority determines that an NDA (or its foreign equivalent), rather than a BLA (or its foreign equivalent), is the appropriate mechanism for requesting such approval).
1.5“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.6“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.7“Clinical Studies” means any study in which human subjects are dosed with a drug, whether approved or investigational, including any Phase 1, 2, 3 or 4 study.
1.8“Clinical Supply Agreement” means that certain Manufacturing Services Agreement dated August 1, 2014 by and between the Parties.
1.9“Combination Product” means a Product that includes at least one (1) additional active ingredient other than a Licensed Compound. A Combination Product includes a Selecta Product.
1.10“Commercially Reasonable Efforts” means, with respect to Licensed Compounds or Products, that level of efforts and resources commonly dedicated by a biotechnology company to the Development or Commercialization, as the case may be, of a product of similar market potential at a similar stage in its lifecycle to the Licensed Compounds or Products, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment and the likely timing of market entry, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors. However, with respect to Selecta, Commercially Reasonable Efforts includes, [***].
1.11“Commercialization” means activities directed to obtaining pricing and reimbursement approvals, carrying out Phase 4 studies for, marketing, promoting, distributing, importing, exporting, offering for sale or selling any pharmaceutical product, including any Product. Commercialization specifically excludes Development and Manufacturing.
1.12    “Confidential Information” means all Know-How, marketing plans, strategies and customer lists, and other information or material that are disclosed or provided by a Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form.
1.13    “Confidentiality Agreement” means that certain Nondisclosure Agreement dated August 28, 2013 by and between the Parties.
1.14    “Development” or “Developed” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Studies, regulatory affairs, and Regulatory

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Approvals (and specifically excluding activities directed to obtaining pricing and reimbursement approvals).
1.15    “Drug Master File” or “DMF” means any drug master file filed with the FDA or the equivalent filed with any other Governmental Authority with respect to a Licensed Compound or Product or any component or intermediate thereof.
1.16    “EMA” means the European Medicines Agency and any successor agency thereto.
1.17    “European Union” or “EU” means the countries of the European Economic Area, as it is constituted on the Original Effective Date and as it may be expanded from time to time after the Effective Date.
1.18    “FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.19    “Field” means all therapeutic, diagnostic and prophylactic human uses.
1.20    “First Commercial Sale” means, with respect to any Product, the first sale by Selecta, its Affiliates or Sublicensees for use or consumption by the general public of such Product in a country or region in the Territory after all required Regulatory Approvals have been granted, or otherwise permitted, by the governing health authority of such country or region. “First Commercial Sale” will not include the sale of any Product for use in clinical trials or for compassionate use prior to receipt of Regulatory Approval in the country or region in question.
1.21    “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.
1.22    “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
1.23    “Inventions” means any idea, data, writing, invention, discovery, improvement or other technology, whether or not patentable, copyrightable or protectable as a trade secret, confidential information or know-how or any other form of intellectual property.
1.24    “Know-How” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, data and regulatory approvals, data (including from Clinical Studies), filings and correspondence (including DMFs), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable.
1.25    “Law” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

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1.26    “Licensed Compound” means (a) the compound known as Pegsiticase, a recombinant uricase derived from Candida Utilis and pegylated with [***], and (b) any back-up compounds or any other forms thereof, including [***]; (c) any compounds from any of those identified in clauses (a) or (b) conjugated with any linker or linked to any other molecular entity, including those compounds linked to the same or other PEG molecules; (d) any salts, prodrugs, esters, amides, active metabolites, solvates, intermediates, fragments, derivatives (including pegylated versions and any linkers thereof), analogs and polymorphs of any compounds covered by the foregoing clauses (a), (b), (c) or this clause (d), and (e) any improvements to any of the foregoing covered by the foregoing clauses (a), (b), (c), (d) or this clause (e). For clarity, Licensed Compound excludes Selecta Product.
1.27    “Licensed Product” means a pharmaceutical composition containing the Licensed Compound alone, in all forms, presentations, formulations and dosages. Licensed Product excludes Selecta Product.
1.28    “Licensed Product Drug Product” means the Licensed Product formulated with mannitol, sterile filtered, filled into vials and lyophilized.
1.29    “Licensed Product Drug Substance” means the Licensed Product in bulk drug substance form.
1.30    “MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any country of the EU if the centralized EMA filing procedure is not used or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a Product in any country in the European Union, in each case including, for clarity, amendments thereto and supplemental applications.
1.31    “Major European Country” means any of the United Kingdom, France, Germany, Italy or Spain.
1.32    “Manufacturing” or “Manufacture” means, as applicable, all activities related to the production, manufacture, processing, filling, packaging, labeling, shipping, warehousing, holding and storage of Licensed Compounds, Products and/or any components thereof, including to make and have made any of the foregoing, process and formulation development, process qualification and validation, test method development, in-process testing, stability testing, release testing, manufacturing scale-up, preclinical, clinical and commercial manufacture and analytical methods development and validation, product characterization, formulation, quality assurance and quality control development, and testing and release.
1.33    “Net Sales” means the gross amount billed by Selecta and its Affiliates and Sublicensees to a Third Party for Products less the following:
(a)customary trade, quantity or cash discounts to the extent actually allowed and taken;
(b)amounts repaid or credited by reason of rejection or return;
(c)to the extent separately stated on purchase orders, invoices or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery or use of a Product which is paid by or on behalf of Selecta or any of its Affiliates or Sublicensees; and

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(d)outbound transportation costs prepaid or allowed and costs of insurance in transit. Net Sales will be calculated only once with respect to each Product sold by Selecta, any Affiliate and/or any Sublicensee for the first sale to a Third Party, even if such Product is sold more than once in the course of its transfer to the ultimate end-user. The transfer or sale of Products between any of Selecta and an Affiliate or Sublicensee, e.g., in a manufacturing or supply agreement, will not be included in Net Sales, unless such transfer or sale is a final purchase by Selecta or its Affiliate or Sublicensee, without the intent to resell or redistribute to a Third Party. Net Sales for any Combination Product will be calculated [***].
1.34    “Patents,” as used in this Agreement, means all letters patent, patent applications and statutory invention registrations throughout the Territory, as well as any and all substitutions, extensions (including supplementary protection certificates), renewals, continuations, continuations-in-part, divisionals, patents-of-addition, re-examinations and/or reissues thereof.
1.35    “Product” means a Licensed Product or a Selecta Product.
1.36    “Regulatory Approval” means, with respect to a country or region in the Territory, approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market or sell a pharmaceutical product (including any Product) in such country or region, but not including any pricing or reimbursement approvals.
1.37    “Regulatory Authority” means the FDA, the EMA, and any other analogous Regulatory Authority or agency involved in granting approvals (including any required pricing or reimbursement approvals) for the Development, Manufacture or Commercialization of any pharmaceutical product (including any Product) in the Territory.
1.38    “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to any compound or product (including any Licensed Compound or Product), or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs, BLAs and NDAs, and all correspondence with any Regulatory Authority with respect to such compound or product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).
1.39    “Selecta Development Plan” means Selecta’s plan setting forth the activities and timelines relating to the Development of the Licensed Compounds and Products.
1.40    “Selecta Product” means a pharmaceutical composition containing a combination of a Licensed Compound or Licensed Product with Selecta Technology, whether or not as the sole active ingredient, in all forms, presentations, formulations and dosage forms.
1.41    “Selecta Technology” means Selecta’s proprietary Synthetic Vaccine Particle Platform.
1.42    “Territory” means:
(a)    For the Licensed Compounds or Licensed Products: worldwide, except for Greater China (defined as mainland China, Hong Kong, Macao and Taiwan) and Japan.
(b)    For the Selecta Products: worldwide, except for Greater China.

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1.43    “Third Party” means any person or entity other than Selecta or 3SBio or any of their Affiliates.
1.44    “United States” or “U.S.” means the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.
1.45    “Valid Claim” means a claim of any examined, issued and unexpired composition of matter or method of use patent contained within the 3SBio Patent Rights, which claim has not been revoked or held invalid or unenforceable by a final decision of a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination, disclaimer, reissue, opposition procedure, nullity suit or otherwise, and which claim covers a Product or its use.
Section 2.License Grants.
2.1Exclusive License. 3SBio, for itself and on behalf of its Affiliates, hereby grants to Selecta and its Affiliates:
(a)an exclusive (even as to 3SBio and its Affiliates, but subject to Section 5.3(c)) license, with the right to sublicense in accordance with Section 2.2 only, under the 3SBio Patent Rights and 3SBio Know-How, to use, have used, sell, have sold, offer to sell, have offered to sell, import, have imported, research, have researched, Develop, have Developed, distribute, have distributed, Commercialize, have Commercialized, and otherwise exploit or have exploited (but not Manufacture or have Manufactured) Licensed Compounds and Products in the Field in the Territory. The foregoing license grant includes the right to disclose or make reference to all Regulatory Approvals, Regulatory Filings and correspondence (including DMFs) as necessary for Development and Commercialization contained within the 3SBio Know-How.
(b)a co-exclusive license (only with respect to 3SBio and its Affiliates), with the right to sublicense in accordance with Section 2.2 only, under the 3SBio Patent Rights and 3SBio Know-How, to Manufacture and have Manufactured (including directly with one or more CMOs) Licensed Compounds and Licensed Products in the Field in the Territory subject to Section 6.1 and Section 6.4.
(c)an exclusive license, with the right to sublicense in accordance with Section 2.2 only, under the 3SBio Patent Rights and 3SBio Know-How, to Manufacture and have Manufactured (including directly with one or more CMOs) Selecta Products in the Field in the Territory using Licensed Compounds or Licensed Product Drug Substance supplied by 3SBio (unless one or more of the conditions of Section 2.1(b) apply that would allow Selecta or its CMOs to manufacture Licensed Product Drug Substance). For clarity, Selecta shall have the exclusive right to fill finish Licensed Product Drug Substance manufactured by 3SBio in the Field and in the Territory.
2.2    Sublicenses.
(a)    The licenses contained in Section 2.1 include the right to grant sublicenses to Third Parties, and such sublicensees may (subject to any applicable terms and conditions of this Agreement) freely grant further sublicenses through multiple tiers to other Third Parties (each such Third Party sublicensee, a “Sublicensee”), providing that such further sublicenses preserve the rights and privileges of 3SBio under this Agreement.

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(b)    Upon termination of this Agreement for any reason, each of Selecta’s sublicenses hereunder will survive and will be automatically assigned from Selecta to 3SBio, so long as the applicable Sublicensee is then in compliance with its sublicense agreement; provided, however, that 3SBio’s obligations to any such Sublicensee will be no greater than 3SBio’s obligations to Selecta hereunder.
2.3    Restrictions on 3SBio.
(a)    3SBio and its Affiliates will not grant or provide to any Third Party any Know-How, Patent or other intellectual property rights or Confidential Information inconsistent with the terms of this Agreement. For as long as the license grants set forth in Section 2.1 are in effect, (i) 3SBio Know-How will be treated as Confidential Information of both Selecta and 3SBio, and 3SBio and its Affiliates will not disclose 3SBio Know-How except as permitted by Sections 10.1(b) or 10.1(c), and (ii) 3SBio and its Affiliates will not provide to any person or entity (other than Selecta or its Affiliates or Sublicensees or their respective designees) any Licensed Compounds or Products in the Field in the Territory.
(b)    During the Term, neither 3SBio or its Affiliates will, directly or indirectly, Manufacture, use, sell, offer for sale, import, research, Develop, distribute, Commercialize or otherwise exploit, either directly or indirectly: (i) any Licensed Compound or Product for any use in the Field in the Territory; (ii) any product containing any Licensed Compound or Licensed Product for any use in the Field in the Territory (no matter the mode of administration); or (iii) any product containing a compound covered by the claims of the 3SBio Patent Rights for any use in Field in the Territory, in each case except as expressly permitted in this Agreement and the Supply Agreements.
(c)    3SBio may not assign, convey, sell, lease, encumber, license, sublicense or otherwise transfer to or grant any right in or to (collectively, “Transfer”) a Third Party any or all of the 3SBio Patent Rights or 3SBio Know-How without making such transaction subject to the licenses and other rights granted in this Agreement.
2.4    License Limitations. No licenses or other rights are granted by 3SBio hereunder to use any trademark, trade name, trade dress or service mark owned or in-licensed by 3SBio or any of its Affiliates. All licenses and other rights are or will be granted only as expressly provided in this Agreement, and no other licenses or other rights are or will be created or granted hereunder by implication. For clarity, except as set forth in Section 2.1, Selecta is not granting any licenses or other rights hereunder, and no licenses or other rights are or will be created or granted hereunder by implication.
Section 3.Transfer of 3SBio Know-How.
3.1    Documentation. The Parties hereby acknowledge and agree that Selecta has received one (1) electronic copy of all documents, data or other information in 3SBio’s or its Affiliates’ possession as of the Original Effective Date that describe or contain 3SBio Know-How (including any Clinical Studies on the Licensed Compounds). 3SBio will provide and transfer to Selecta in the same manner all additional 3SBio Know-How that may from time to time during the Term become available to 3SBio or its Affiliates.
3.2    Technical Assistance. During the period commencing upon the Original Effective Date and ending upon [***], 3SBio will reasonably cooperate [***] with Selecta to (a) provide technical

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assistance to Selecta or its designee, and (b) transfer to Selecta any additional 3SBio Know-How licensed under Section 2.1, in each case which is necessary for the transfer of Development efforts related to Licensed Compounds and Products. Such cooperation will include providing Selecta with reasonable access by teleconference or in-person at 3SBio’s facilities to 3SBio personnel involved in the research and Development of Licensed Compounds and Licensed Products to provide Selecta with a reasonable level of technical assistance and consultation in connection with the transfer of 3SBio Know-How.
Section 4.Governance.
4.1    Joint Steering Committee.
(a)The joint steering committee (the “JSC”) consists of four (4) members, [***] of whom have been designated by Selecta, and [***] of whom have been designated by 3SBio. Selecta and 3SBio may replace any or all of its representatives on the JSC at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the JSC; provided, however, that such designee will have appropriate expertise. The chairperson of the JSC will be a representative of [***].
(b)The purpose of the JSC is (i) to oversee the Manufacturing and Development activities for the Licensed Compounds and Products consistent with the terms and conditions of this Agreement and the Supply Agreements; (ii) to facilitate communication between the Parties with regard to the Manufacturing and Development of the Licensed Compounds and Products so that each Party is kept reasonably informed of the other Party’s activities; (iii) to oversee all key decisions with respect to any Third Party contract manufacturer (a “CMO”) that is used pursuant to this Agreement or the Supply Agreements, including choice of materials, decisions on manufacturing process, manufacturing scale, analytical methods, schedule and budget; (iv) to determine any material issues raised by any CMO that is used pursuant to this Agreement or the Supply Agreements with respect to the Manufacture of Licensed Compounds or Licensed Products; and (v) to review regulatory filings and correspondence between 3SBio or Selecta and regulatory agencies to the extent that these regulatory filings and correspondence relate to the Licensed Compound and are reasonably required to support regulatory filings of Selecta or 3SBio in their respective territories. For clarity, the JSC does not have the authority to interpret, or facilitate negotiation of, the terms of this Agreement or the respective rights of the parties thereunder.
(c)The JSC may make decisions, with respect to Products in the Territory, that are subject to the JSC’s decision-making authority and responsibilities as set forth in Section 4.1(b). Regardless of the number of individuals attending any JSC meeting, Selecta and 3SBio will have a single vote each. The JSC will attempt in good faith to reach unanimity with respect to matters that come before it for decision and will give consideration to the views, positions and recommendations of each Party on such matters. If the JSC is unable to reach unanimity upon any issue or matter that is brought before it for decision within [***] days after consideration by the JSC then, and in each such event, the chairperson of the JSC will be entitled to make the final decision for the JSC with respect to such issue or matter, which decision will be binding upon the Parties.
4.2    Meetings. The chairperson of the JSC will call meetings as reasonably requested during the Term by one of the Parties; provided, however, that the JSC will meet no more frequently than [***] and no more than [***]. The chairperson will establish the timing and agenda of all JSC meetings and will transmit notice of such meetings, including the agenda therefor, to all JSC members;

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provided, however, either Party may request that specific items be included on the applicable agenda and may request that additional meetings be scheduled as needed. Meetings may be held in person, by telephone or by video conference call and the location of each meeting will be mutually agreed upon by the Parties. On advance written notice to the other Party, additional participants may be invited by any representative to attend meetings where appropriate. Each Party will be responsible for all travel and related costs and expenses for its members and other representatives to participate in or attend committee meetings.
4.3    Minutes. Minutes of each JSC and JSC subcommittee meeting will be transcribed and issued by the chairperson of the JSC. Such minutes will include only key discussion points and decisions made and provide a list of any identified issues yet to be resolved, either within such committee or through the relevant resolution process, if any. The Parties will agree on the minutes of each meeting promptly, but in no event later than ten (10) business days after receipt of such minutes from the chairperson. Meeting minutes will be considered approved when a written copy is signed by each Party, which approved minutes will be maintained by each Party for archival purposes.
4.4    Change in Scope of JSC Responsibilities. The JSC will no longer have review or management interests in Manufacturing and supply of Licensed Compound or Licensed Products upon the earlier of: (a) the satisfaction of both of the following requirements (i) the commencement of the first Phase 3 Clinical Study for the first Product Developed under this Agreement, and (ii) the effective date of the Commercial Supply Agreement; or (b) the expiration or termination of this Agreement,
4.5    Disbanding of the JSC. The JSC will disband at the first filing for BLA in the United States or a Major European Country.
4.6    No Amendment. The JSC has only the powers assigned to it in this Section 4. All activities conducted by and decisions taken by the JSC will be consistent with and subject to the provisions of this Agreement, and the JSC does not have any power to (a) take any action that conflicts with the terms of this Agreement, (b) amend, modify or waive compliance with any of the terms of this Agreement, nor (c) create any new obligations on any of the Parties.
Section 5.Development and Commercialization; Regulatory Responsibilities.
5.1    Development.
(a)The Parties hereby acknowledge and agree that Selecta has provided the Selecta Development Plan to the JSC for review, which Selecta Development Plan may be amended from time to time by the JSC.
(b)Selecta will use Commercially Reasonable Efforts to Develop the Product in the Field in the Territory in accordance with the Selecta Development Plan, at Selecta’s sole cost and expense.
(c) During the Term, Selecta, or one of its Affiliates or Sublicensees, as applicable, will use Commercially Reasonable Efforts to Develop at least one (1) Product toward Regulatory Approval in the United States or the European Union.
(d)After the completion of [***], and after opportunity for discussion at the next JSC meeting following the completion of such [***], Selecta will provide written notice to 3SBio

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regarding whether Selecta will proceed to Develop Licensed Products or Selecta Products under this Agreement. For clarity’s sake, Selecta is entitled under this Agreement to Develop both Licensed Products and Selecta Products in their respective territories at the same time or at different times upon written notice to 3SBio.
5.2    Regulatory Submissions and Regulatory Approvals.
(a)    Selecta will have sole authority and responsibility, at its sole cost and expense and in Selecta’s sole discretion, to seek and attempt to obtain all Regulatory Approvals for the Products in the Field in the Territory.
(b)    Selecta will own all regulatory submissions, including all applications, for Regulatory Approvals for the Products in the Field in the Territory.
(c)    Selecta will be the primary contact with each Regulatory Authority in the Territory and will be solely responsible for all communications with each Regulatory Authority that relate to any Regulatory Filing or Regulatory Approval in the Territory, provided, however, that upon the reasonable request of Selecta, 3SBio will provide appropriate personnel to participate in discussions with a Regulatory Authority regarding the regulatory review process and will assist and consult with Selecta in applying for Regulatory Approval in the Territory in accordance with the terms of Section 3.2. In providing such assistance, 3SBio will not contact the Regulatory Authorities in the Territory without the prior written approval of Selecta, and, if contacted by a Regulatory Authority with respect to a Product in the Territory, will refer such contact to Selecta.
(d)    From and after receipt of each Regulatory Approval in the Territory, Selecta will have exclusive authority and responsibility to submit all reports or amendments necessary to maintain such Regulatory Approvals and to seek revisions of the conditions of each such Regulatory Approval. Selecta will have sole authority and responsibility in the Territory to seek and/or obtain any necessary Regulatory Authority approvals of any product label, or Regulatory Authority-approved prescribing information, package inserts, monographs and packaging used in connection with Products, as well as promotional material used in connection with Products, and for determining whether the same requires Regulatory Approval.
5.3    Commercialization.
(a)    Selecta will use Commercially Reasonable Efforts to Commercialize at least one Product for use in the Field in those countries in the Territory for which Regulatory Approval has been obtained.
(b)    Selecta will be solely responsible, at its sole cost and expense, for all Commercialization activities under this Agreement and will keep 3SBio reasonably informed as to the progress of such activities.
(c)    Should Selecta not undertake to Commercialize a Product in a country in Specified Regions within forty-eight (48) months following the first Approval of a Product in the United States or a Major European Country, 3SBio shall have the right, upon written notice to Selecta, to Commercialize a Licensed Product in such country using its own data and resources. The Specified Regions are limited to Africa, South America and Asia. The choice of 3SBio to commercialize a Licensed Product under this paragraph 5.3(c) shall not preclude Selecta from exploitation of a Selecta

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Product in the affected countries and throughout the Territory. Should Selecta subsequently Commercialize a Selecta Product in a country in which 3SBio has Commercialized a Licensed product under this paragraph 5.3(c), then 3SBio shall cease immediately Commercialization of Licensed Products in that country.
5.4    Reporting and Access Limits.
(a)    Upon the written request of 3SBio, Selecta will provide [***] summary reports to 3SBio about Selecta’s progress on the Selecta Development Plan and Commercialization activities.
(b)    All information received or obtained by 3SBio under this Section 5 will be treated as Selecta Confidential Information hereunder.
Section 6.Manufacturing.
6.1    Research and Clinical Supplies. 3SBio will be responsible for the Manufacture and supply of all cGMP Licensed Product Drug Substance and Licensed Product Drug Product to Selecta, its Affiliates and Sublicensees for use in toxicology, pharmacology, Phase 1 clinical studies and Phase 2 clinical studies (the “Research and Clinical Supplies”). In the event that 3SBio fails to supply such Research and Clinical Supplies or such supplies do not meet applicable cGMP, then Selecta will have the right to qualify and contract directly with one or more CMOs as a back-up supplier of such Research and Clinical Supplies and 3SBio will cooperate in good faith to facilitate a technical transfer of the Manufacture and supply of the Licensed Compounds to Selecta’s designated CMO(s), including any appropriate 3SBio Know-How transfer activities. 3SBio shall have the right to review and approve in writing the wording of the contract with the CMO, which shall not be unreasonably withheld, in advance of the contract’s execution within [***] days following receipt of a copy from Selecta. For clarity, the terms of the contract with the CMO(s) shall have binding and enforceable terms requiring the CMO(s) to cooperate with 3SBio to transfer all information and samples reasonably necessary for 3SBio’s regulatory filings outside the Territory and to undertake Manufacturing of Licensed Product Drug Substance at its own facilities starting in Phase 3.
6.2    CMC Information. From time to time during the Term, 3SBio will provide all necessary CMC information to Selecta or its designee for incorporation into Regulatory Filings and Regulatory Approvals for the Products in the Field in the Territory. Selecta shall use Commercially Reasonable Efforts to provide to 3SBio all CMC information and samples from its chosen CMO as necessary for 3SBio’s regulatory filings outside the Territory.
6.3    RESERVED
6.4    Phase 3 and Commercial Supply of Licensed Product Drug Substance. Promptly following the Effective Date, and subject to the terms and conditions set forth in this Section 6, the Parties will begin to negotiate in good faith the terms of and enter into a commercial supply agreement and quality agreement (the “Commercial Supply Agreement,” and together with the Clinical Supply Agreement, the “Supply Agreements”), pursuant to which 3SBio will supply Licensed Product Drug Substance to Selecta, its Affiliates and Sublicensees required for Phase 3 Clinical Studies (the “Phase 3 Supplies”) and Phase 4 Clinical Studies (if any) or Commercialization in the Territory (the “Commercial Supplies”), and Selecta will Manufacture or have Manufactured the finished form of the Licensed Product. In the event that (a) 3SBio fails to supply the Phase 3 Supplies or (b) Selecta decides to engage one or more CMOs as a managed back-up Licensed Product Drug Substance supplier for

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

purposes of such CMO(s) to be qualified as a commercial supplier with applicable Regulatory Authorities, then Selecta will have the right to Manufacture itself, or qualify and contract directly with one or more CMOs, to serve as a secondary supplier of Licensed Product Drug Substance; provided, that in the exercise of this manufacturing right, a CMO engaged by Selecta for the sole purpose of (b) above shall supply no more than [***] percent (***%) of the ongoing supply needs of Selecta for Commercial Supplies on an ongoing basis for use in the Territory, except in the event of a supply shortage by 3SBio, in which case Selecta shall have the right to either manufacture itself or engage such CMO to manufacture such additional amount as is required to compensate for such shortage; provided further, that during the term of this Agreement, except in the event of filling a supply shortage, Selecta shall purchase at least [***percent ([***]%) of its supply of Licensed Product Drug Substance for its commercial supply requirements for Licensed Product Drug Substance in the Territory from 3SBio on a cost plus [***] percent ([***]%) basis.
6.5    RESERVED
6.6    RESERVED
Section 7.Adverse Events; Pharmacovigilance; Recalls.
7.1    Adverse Event Reporting. Each Party will provide the other Party with all information available to such Party that such other Party may reasonably require to comply with its pharmacovigilance responsibilities under applicable Law, including notice of any Adverse Drug Experiences from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, Clinical Studies and commercial experiences with any Licensed Compound or Licensed Product, whether by such Party, its Affiliates or, in the case of Selecta, its Sublicensees. “Adverse Drug Experience” means (a) any finding from tests in laboratory animals or in vitro that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity and (b) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use, or occurring following administration, of any Licensed Compound or Licensed Product in humans, occurring at any dose, whether expected or unexpected and whether considered related or unrelated to any Licensed Compound or Licensed Product, including such an event or experience as occurs in the course of the use of any Licensed Compound or Licensed Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of any Licensed Compound or Licensed Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32 or 314.80, or to foreign Regulatory Authorities under corresponding applicable Law outside the United States.
7.2    Pharmacovigilance. Subject to the terms and conditions of this Agreement, within [***] months of the Original Effective Date, 3SBio and Selecta will discuss and develop mutually acceptable guidelines and procedures for the investigation, exchange, receipt, recordation, communication (as between the Parties) and exchange of Adverse Drug Experience information and all other information regarding matters covered in this Section 7. Until such guidelines and procedures are set forth in such pharmacovigilance agreement, the terms of Section 7 will apply. Following the execution of the pharmacovigilance agreement, Section 7 will cease to apply unless expressly agreed otherwise by the Parties. Such pharmacovigilance agreement will include provisions for the direct and prompt reporting of adverse events to Selecta in the English language by 3SBio employees or representatives and vice versa, the recording and maintenance by Selecta of records of all adverse events reported with respect to any Licensed Compound or the Licensed Product in the Field on a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

worldwide basis in an electronic database, and the establishment of appropriate mechanisms by which 3SBio can access such database on a read only basis to comply with applicable Law and to perform its responsibilities and exercise its rights under this Agreement; provided, however, that Selecta will not assume any regulatory compliance responsibilities of 3SBio with respect to pharmacovigilance outside the Territory by virtue of its establishment and maintenance of such global database. Selecta will bear all costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to adverse events in the Territory, and 3SBio will bear all costs incurred in connection with the same outside the Territory; provided, however, that Selecta will establish and maintain such global database at its sole cost and expense.
7.3    Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action will, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile. Selecta will have the sole right to decide, in its discretion, whether to conduct a recall, at its expense, of a Licensed Product in the Territory, and the manner in which any such recall will be conducted. 3SBio will have the sole right to decide, in its discretion, whether to conduct a recall, at its expense, of a Licensed Product outside the Territory, and the manner in which any such recall will be conducted.
7.4    Recall Expenses. Selecta will bear the expenses of any recall of a Licensed Product in the Territory; provided, however, that 3SBio will bear the expense of a recall to the extent that such recall resulted from 3SBio’s breach of its obligations hereunder. 3SBio will bear the expenses of any recall of a Licensed Product outside the Territory; provided, however, that Selecta will bear the expense of a recall to the extent that such recall resulted from Selecta’s breach of its obligations hereunder.
Section 8.Payments by Selecta.
8.1    Upfront Fee. The Parties hereby acknowledge and agree that as of the Effective Date, Selecta has paid to 3SBio (or its designated Affiliate) the following non-refundable, non-creditable payments: (a) US$500,000 within [***] business days after the Original Effective Date; and (b) US$500,000 within [***]. For purposes of this Agreement, “commencement” means (i) [***]; and (ii) [***].
8.2    Milestone Payments. As set forth in the following table, Selecta will make the following non-refundable Development milestone payments to 3SBio, or a designated Affiliate, upon achievement of each of the Development milestone events. Each milestone payment will be payable by Selecta to 3SBio within [******] after the Calendar Quarter in which the achievement of the corresponding milestone event with respect to the first Product occurs. Separate milestone payments, as set forth in the table below, are due if Selecta chooses to Develop both Licensed Products and Selecta Products. Each milestone, however, is payable one time only no matter how many times any of the milestone events are achieved.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Milestone Event	Milestone Payment
	If Selecta elects to Develop Licensed Products under Section 5.1(d)	If Selecta elects to Develop Selecta Products under Section 5.1(d)
1. [***]	US$[***]
2. [***]	US$[***]	US$[***]
3. [***]	US$[***]	US$[***]
4. [***]	US$[***]	US$[***]
5. [***]	US$[***]	US$[***]
8.3    Royalties.
(a)Royalties. Selecta will pay to 3SBio, or a designated Affiliate, royalties based on annual worldwide Net Sales, on a country-by-country and Product-by-Product basis, at the royalty rate specified in the following table.

Annual Worldwide Net Sales of All Products in a Calendar Year	Royalty Rate
	% if Selecta elects to Develop Licensed Products under Section 5.1(d)	% if Selecta elects to Develop Licensed Products under Section 5.1(d)
On such Net Sales up to US$[***]	[***]%	[***]%
On such Net Sales above US$[***] and up to US$[***]	[***]%
On such Net Sales above US$[***] and up to US$[***]	[***]%
On such Net Sales above US$[***]	[***]%
(b)Royalty Term. Selecta’s obligation to pay royalties under Section 8.3(a) will be in effect during the “Royalty Period” which begins on [***] and will expire on a Product-by-Product and country-by-country basis upon the later of:
(i)the expiration of the last-to-expire of any 3SBio Patent Right in such country having a Valid Claim that covers such Product and that would be infringed by the sale of such Product in such country; or
(ii)[***] after the First Commercial Sale of such Product in such country;
provided that, with respect to Net Sales of a Product in a given country, for the period of time (if any) that the Royalty Period for such Product in such country is based on clause (ii) above and not on clause (i) above, then the royalty rates set forth in the table above will be reduced by [***] percent ([***]%) from the rates set forth in the above table.
(c)Only One Royalty. Only one royalty will be due with respect to the sale of the same unit of Product. Only one royalty will be due hereunder on the sale of a Product even if the manufacture, use, sale, offer for sale or importation of such Product infringes more than one claim of the 3SBio Patent Rights.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to a Product in any country or region in the Territory with a royalty rate that is lower than the royalty rate payable to 3SBio under Section 8.3, then the royalty rate to be paid by Selecta on Net Sales of Product in that country pursuant to Section 8.3 will be reduced to the royalty rate paid to Selecta by the compulsory licensee.
8.4    Royalty Stacking. Selecta will be entitled to deduct, from the royalties otherwise due in respect of Net Sales of Products, all Related Third Party Payments (as defined below) paid or payable by Selecta or any of its Affiliates or Sublicensees in respect of such Products; provided, however, in no event will a deduction under this Section 8.4 reduce any royalty payments to be made by Selecta by more than [***] percent ([***]%) for any Calendar Quarter; and provided, further, any reduction hereunder, or portion thereof, that is rendered not usable pursuant to the immediately preceding proviso may be carried forward for use in a future Calendar Quarter. For purposes of this Agreement, “Related Third Party Payments” mean any and all payments to a Third Party to license, sublicense, acquire or otherwise access Patent, Know-How or other intellectual property rights if, in the absence of such license, sublicense, acquisition or access, the making, using, selling, offering for sale, importation, researching, Developing, distribution, Commercializing or exploitation of a Licensed Compound or Product would or is likely to, in the reasonable judgment of Selecta, infringe or misappropriate such Patent Rights, Know-How or other intellectual property rights.
8.5    Royalty Reductions. Notwithstanding the application of royalty offsets or reductions that are permitted pursuant to this Agreement, in no event will the royalties paid by Selecta to 3SBio for any Calendar Quarter during the Royalty Period be less than [***] percent ([***]%) of annual worldwide Net Sales, on a country-by-country and Product-by-Product basis.
8.6    Payment Terms.
(a)    Manner of Payment. All payments to be made by Selecta hereunder will be made in U.S. dollars by wire transfer to such bank account as 3SBio may designate.
(b)    Reports and Royalty Payments. For as long as royalties are due under Section 8.3(a), Selecta will furnish to 3SBio a written report, within [***] after the end of each Calendar Quarter, showing the amount of Net Sales of Products and royalty due for such Calendar Quarter. Royalty payments for each Calendar Quarter will be due at the same time as such written report for the Calendar Quarter. The report will include, at a minimum, the following information for the applicable Calendar Quarter, each listed by product and by country of sale: (i) the number of units of Products sold by Selecta and its Affiliates and Sublicensees on which royalties are owed 3SBio hereunder; (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) Net Sales; (v) the amounts of any credits or reductions permitted by Section 8.4 or elsewhere hereunder; (vi) the royalties and Milestone Payments owed to 3SBio, listed by category; and (vii) the computations for any applicable currency conversions pursuant to Section 8.6(d). Selecta will use commercially reasonable efforts to obtain permission from each Sublicensee to share with 3SBio the information listed in the foregoing clauses (other than clause (iv)) as it relates to Net Sales made by such Sublicensee, and to the extent successful, will include such Sublicensee information in such report. All such reports will be treated as Confidential Information of Selecta.
(c)    Records and Audits. Selecta will keep, and will cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all royalties payable to 3SBio hereunder. For the [***] following the end of the Calendar

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Year to which each will pertain, such books and records of accounting (including those of Selecta’s Affiliates or Sublicensees, as applicable) will be kept at each of their principal place of business and will be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by 3SBio, and which is reasonably acceptable to Selecta, for the sole purpose of inspecting the royalties due to 3SBio under this Agreement. In no event will such inspections be conducted hereunder more frequently than once every [***] months. Such accountant must have executed and delivered to Selecta and its Affiliates or Sublicensees, as applicable, a confidentiality agreement as reasonably requested by Selecta, which will include provisions limiting such accountant’s disclosure to 3SBio to only the results and basis for such results of such inspection. The results of such inspection, if any, will be binding on both Parties. Any underpayments will be paid by Selecta within [***] days of notification of the results of such inspection. Any overpayments will be fully creditable against amounts payable in subsequent payment periods. 3SBio will pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Calendar Year shown by such inspection of more than [***] percent ([***]%) of the amount paid, Selecta will reimburse 3SBio for any reasonable out-of-pocket costs of such accountant. Any underpayments or overpayments under this Section 8.6(c) will be subject to the currency exchange provisions set forth in Section 8.6(d) as applied to the Calendar Quarter during which the royalty obligations giving rise to such underpayment or overpayment were incurred by Selecta.
(d)    Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to 3SBio hereunder will be expressed in U.S. dollars. With respect to Net Sales invoiced by Selecta, its Affiliates and assignees in a currency other than U.S. dollars, the Net Sales will be expressed in the domestic currency of the entity making the sale, together with the U.S. dollar equivalent, calculated using the official rate of exchange of such domestic currency as quoted by the Wall Street Journal or other equivalent publication for the last day of the Calendar Quarter in which such sales occurred.
(e)Tax Withholding.
(i)Selecta will pay all taxes and levies that by applicable Laws (including existing treaties for bilateral taxation) Selecta is required to pay on payments accruing under this Agreement and will withhold from sums payable to 3SBio only such taxes and levies as required by Law under penalty. Selecta will forward to 3SBio documentation evidencing such payments whenever possible. To the extent that Selecta withholds any taxes or levies on payments to 3SBio, 3SBio agrees that Selecta will not be obligated to gross-up any such amounts and 3SBio waives any right to payment from Selecta with respect to the withheld amounts. However, if Selecta receives a refund of any taxes or levies withheld from amounts payment to 3SBio under this Agreement, Selecta will pay to 3SBio an amount equal to such refund net of all out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
(ii)The Parties will cooperate with respect to tax matters relating to this Agreement including by providing an IRS Form W-9 or IRS Form W-8BEN (or other such form demonstrating an exemption from applicable taxes or levies as may be reasonably requested by the other Party), provided that such Party is legally entitled to do so. If any IRS Form expires or becomes obsolete or inaccurate in any respect, the Party that provided such form will promptly (and in any event within thirty (30) days after such expiration, obsolescence, or inaccuracy) notify the other Party in writing of such expiration, obsolescence, or inaccuracy and update the IRS Form if it is legally eligible to do so.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)In the event that any taxes or levies are assessed against Selecta with respect to payments made to 3SBio under this Agreement, such taxes or levies (plus any penalties interest, or other charges imposed by the relevant Governmental Authority not related to any delinquency by Selecta) will be paid by 3SBio. Should Selecta have to pay such taxes or levies 3SBio will promptly reimburse Selecta in full for any taxes or levies (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority not related to any delinquency by Selecta) so paid by Selecta upon receipt of a copy of the assessment. Alternatively, Selecta may reduce the amount of future payments to 3SBio under this Agreement so as to recover in full any such taxes or levies (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority not related to any delinquency by Selecta) so paid by Selecta.
(f)Other Taxes. For clarity, 3SBio will pay, when due, any sales tax, transfer tax, stamp tax and other taxes payable in connection with this Agreement and required by Law and under penalty to be paid by 3SBio. It is understood and agreed between the Parties than any payments made pursuant to this Agreement are inclusive of any value added tax imposed upon such payments.
(g)Set-Off. A Party will be permitted to set off any payments due hereunder against any amounts owed by the other Party to such Party hereunder to the extent permitted by applicable Laws.
(h)Interest Due. Selecta will pay 3SBio interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] percent ([***]%) per [***] or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.
Section 9.Patent Prosecution, Infringement and Extensions.
9.1    3SBio Patent Rights.
(a)The Parties will consult with one another regarding the preparation, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of 3SBio Patent Rights. Selecta will control and will make all final decisions regarding the filing, prosecution, and maintenance of the 3SBio Patent Rights, worldwide except for Greater China, subject to 3SBio’s consultation right specified above. 3SBio will take all steps required to transfer such control to Selecta, including making such filings as are appropriate with the applicable government patent authority (e.g., in the United States, the U.S. Patent & Trademark Office). Selecta will be responsible for all reasonable out-of-pocket costs and expenses incurred for the preparation, prosecution and maintenance of the 3SBio Patent Rights worldwide, except for Greater China, and 3SBio will be responsible for all reasonable out-of-pocket costs and expenses incurred for the preparation, prosecution and maintenance of the 3SBio Patent Rights in Greater China. Each Party will provide to the other copies of any papers relating to the filing, prosecution or maintenance of 3SBio Patent Rights, with respect to papers received by such Party and with respect to papers to be filed, reasonably sufficiently far enough in advance of filing to allow the other Party to review and comment thereon. Upon request by 3SBio, Selecta will provide 3SBio with an update of the filing, prosecution and maintenance status for each 3SBio Patent Right. Each Party will reasonably cooperate with the other Party in the preparation, prosecution and maintenance of the 3SBio Patent Rights. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees, consultants and agents of 3SBio and of Selecta and its Affiliates, and Sublicensees, all as described herein to execute all documents, as reasonable and appropriate so as to enable the preparation, prosecution and maintenance

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of any such 3SBio Patent Rights in any country. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees, consultants and agents of 3SBio and of Selecta and its Affiliates, and Sublicensees, all as described herein to execute all documents, as reasonable and appropriate so as to enable the preparation, prosecution and maintenance of any such 3SBio Patent Rights in any country.
(b)In the event that Selecta decides not to continue the prosecution or maintenance of a patent application or patent within 3SBio Patent Rights in any country, Selecta will provide 3SBio with notice of this decision at least [***] days prior to any pending lapse or abandonment thereof, and 3SBio will thereupon have the right, but not the obligation, to assume responsibility for the prosecution and maintenance of such Patents, on a patent-by-patent and country-by-country basis, at its own expense with counsel of its own choice. Promptly upon receipt from 3SBio of written notice of its election to assume such responsibility, Selecta will transfer or cause to be transferred to 3SBio the complete prosecution file for such patent(s), including all correspondence and filings with patent authorities with respect to such patent(s), or sufficient information to allow 3SBio to file such new patent application, whereupon such patent(s) will remain a “3SBio Patent Rights” hereunder, and 3SBio will be solely responsible for all costs and expenses for the filing, prosecution and maintenance of the same.
9.2    Enforcement and Defense.
(a)    By Selecta. In the event that 3SBio or Selecta becomes aware of a suspected infringement of any 3SBio Patent Right, or any such 3SBio Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or reexaminations, which are addressed above), such Party will notify the other Party promptly, and following such notification, the Parties will confer. Selecta will have the right, but will not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense. 3SBio will reasonably assist Selecta in any action or proceeding being defended or prosecuted if so requested, and will be named in and/or join such action or proceeding as Selecta may require or if 3SBio so requests. If 3SBio elects to be represented by the same counsel as Selecta, Selecta will bear all related 3SBio reasonable legal fees.
(b)    By 3SBio. If Selecta elects not to settle, defend or bring any action for infringement described in Section 9.2(a) and so notifies 3SBio, then 3SBio may defend or bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following: Selecta will reasonably assist 3SBio in any action or proceeding being defended or prosecuted if so requested, and will join such action or proceeding if requested by 3SBio or required by applicable law. Selecta will have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a 3SBio Patent Right may be entered into by 3SBio without the prior written consent of Selecta.
(c)Damages. In the event that either Party exercises the rights conferred in this Section 9.1 and recovers any damages or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorney’s fees), unless not reimbursable hereunder. If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs will be paid in full first before any of the other Party’s costs. If

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be retained by the Party that controlled the action or proceeding under this Section 9.1; provided, however, that (i) if Selecta is the Party that controlled such action or proceeding, 3SBio will receive out of any such remaining recovery received by Selecta an amount equal to royalties payable hereunder by treating such remaining recovery as “Net Sales” hereunder and (ii) if 3SBio is the Party that controlled such action or proceeding, the remaining recovery received by 3SBio will be shared equally between Selecta and 3SBio. By way of illustration, if Selecta is the Party that controlled such action or proceeding and obtains a recovery as a result, then such recovery will be first be used to pay the costs and expenses incurred by the Parties in connection therewith, and the remainder will deemed to be Net Sales of Selecta and will be included in the calculation of the royalties payable under Section 8.3. If 3SBio is the Party that controlled such action or proceeding and obtains a recovery as a result, then such recovery will be first used to pay the costs and expenses incurred by the Parties in connection therewith, and the remainder will be shared [***] percent ([***]%) to 3SBio and [***] percent ([***]%) to Selecta.
9.3    Third Party IP Claims. In the event of (a) either (i) a holding in any action or proceeding enjoining Selecta or any of its Affiliates or Sublicensees from Manufacturing, using, selling, offering for sale, importing, Developing or Commercializing any Licensed Compounds or Products, or holding Selecta or any such other entities liable for damages for any such activities, in each case such holding unappealable or unappealed within the time allowed for appeal, or (ii) a settlement of any action or proceeding requiring payment of damages by Selecta or any such party, and (b) such action or proceeding relates to a breach of 3SBio’s representations, warranties or covenants under this Agreement or any Supply Agreement, Selecta will be entitled to reduce royalties payable to 3SBio hereunder by up to [***] percent ([***]%) in each subsequent Calendar Quarter until such time as Selecta recovers in full such [***] percent ([***]%) of all such damages and expenses.
9.4    Patent Extensions; Orange Book Listings; Patent Certifications.
(a)    Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to 3SBio Patent Rights or other Patents covering Products or their manufacture or use are available, Selecta will have the sole right to make any such elections.
(b)    Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), Selecta will have the sole right to seek and maintain all such data exclusivity periods available for the Products. Selecta has the sole right to control which 3SBio Patent Rights, if any, will be listed in the U.S. FDA Orange Book or any similar patent listing in any other country with respect to Products. 3SBio will cooperate with Selecta’s efforts taken under this Section 9.4(b).
(c)    Notification of Patent Certification. 3SBio will notify and provide Selecta with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a 3SBio Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application or an application under §505(b)(2) of the United States Food, Drug, and Cosmetic Act (as amended or any replacement thereof), or any other U.S. application filed with the FDA for Regulatory Approval of a Generic Product, or any foreign equivalent thereof. Such notification and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

copies will be provided to Selecta within two (2) days after 3SBio receives such certification, and will be sent to the address set forth in Section 13.5.
(d)3SBio Cooperation. With respect to all of the rights and activities identified in this Section 9.4, 3SBio will cooperate with Selecta in the exercise of its authority granted herein, and will execute such documents and take such additional action as Selecta may request in connection therewith.

Section 10.Confidential Information and Publicity.
10.1    Confidentiality.
(a)Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and for as long as this Agreement is in effect and for a period of [***] years thereafter (provided, that with respect to each disclosure of Confidential Information that is a trade secret, the obligations created herein will survive until such time that it can be demonstrated that the trade secret has become publicly available in the public domain), a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) will (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement. For clarity, all Confidential Information of Selecta and its Affiliates received by or disclosed to 3SBio hereunder will be used by 3SBio only for ensuring that Selecta and its Affiliates comply with their obligations hereunder and for no other purposes.
(b)Exceptions. The obligations in Section 10.1(a) will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:
(i)is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;
(ii)was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
(iii)is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;
(iv)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or
(v)has been independently Developed by employees, consultants or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

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(c)Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
(i)subject to Section 10.2, by either Party in order to comply with applicable Laws (including any securities law or regulation or the rules of a securities exchange, including, without limitation, the U.S. Securities and Exchange Commission) or with a legal or administrative proceeding;
(ii)by either Party, in connection with prosecuting or defending litigation, making regulatory filings, and filing, prosecuting and enforcing patent applications and patents (including 3SBio Patent Rights in accordance with Section 9);
(iii)by Selecta or its Affiliates, to its Affiliates; potential and future collaborators (including Sublicensees), research collaborators, subcontractors, investment bankers, investors, lenders, permitted acquirers or assignees under Section 13.1; and their and each of Selecta and its Affiliates’ respective directors, employees, contractors and agents; and
(iv)by 3SBio to its Affiliates, investment bankers, investors, lenders, permitted acquirers or assignees under Section 13.1, and their and 3SBio and its Affiliates’ respective directors, employees, contractors and agents;
provided that (A) with respect to Section 10.1(c)(i) or 10.1(c)(ii), where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (B) with respect to Sections 10.1(c)(iii) and 10.1(c)(iv), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Section 10 (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality). In addition to the foregoing, Selecta and its Affiliates and Sublicensees may make such disclosures of 3SBio Know-How specifically concerning any Licensed Compound or Product and its use as any of them may deem reasonably necessary for their respective businesses. Further, with respect to Section 10.1(c)(i), in the event either Party intends to make a disclosure pursuant thereto, the other Party will have a reasonable time period to review and comment on the proposed disclosure or filing that relates to this Agreement (including the right to request redaction of material terms to the extent permitted by any applicable Laws), and the Party intending to make such disclosure will consider in good faith any reasonable comments thereon provided by the other Party.
10.2    Terms of this Agreement; Publicity.
(a)    Terms of this Agreement. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by this Section 10.
(b)    Restrictions. No Party to this Agreement will originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, the transactions contemplated hereby or the terms hereof, or the existence of any arrangement between the Parties, without the prior written consent of the other Party, whether named in such publicity, news release or other public announcement or not, except as required by applicable Laws.

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(c)    Review. In the event either Party (the “Issuing Party”) desires to issue any publicity, new release or other public announcement relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed release, announcement or statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Reviewing Party may provide any comments on such Release and if the Receiving Party fails to provide any comments during the response period called for by the Issuing Party, the Reviewing Party will be deemed to have consented to the issuance of such Release; provided, however, that as it relates to the disclosure of the results of any clinical trial conducted by Selecta or any health or safety matter related to a Product, 3SBio acknowledges that announcements may need to be made on extremely short notice, and although Selecta will endeavor to provide 3SBio adequate time for such a review, Selecta will be free to make necessary public disclosures as promptly as it deems necessary and appropriate. If the Reviewing Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release so consented to. Notwithstanding the foregoing, nothing herein will limit or impair a Party’s ability to disclose any information required to be disclosed by the laws of the U.S. Securities and Exchange Commission or by the rules and regulations any applicable securities exchange or by any other Regulatory Authority; provided, however that the disclosing Party will use reasonable efforts to limit such disclosure to the extent permitted.
10.3    Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.
10.4    Remedies. Each Party will be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 10.
Section 11.Warranties; Limitations of Liability; Indemnification
11.1    3SBio Representations and Warranties. 3SBio covenants, represents and warrants to Selecta that as of the Effective Date:
(a)3SBio is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction in which it is incorporated, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to Selecta as herein described.
(b)This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of 3SBio enforceable against 3SBio in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors’ rights generally from time to time if effect, and to general principles of equity.
(c)The execution, delivery and performance of this Agreement do not conflict with any other agreement, contract, instrument or understanding, oral or written, to which 3SBio is a party, or by which it is bound, nor will it violate any law applicable to 3SBio.

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(d)All necessary consents, approvals and authorizations of all regulatory and Governmental Authorities and other persons or entities required to be obtained by 3SBio in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
(e)3SBio has disclosed to Selecta all material information as of the Effective Date relating to the 3SBio Patent Rights, the 3SBio Know-How, the Licensed Compounds and 3SBio’s Development efforts with respect to the Licensed Compounds.
(f)Attached hereto as Exhibit A is a complete and accurate list of all patents and patent applications owned (in whole or in part) or in-licensed by 3SBio or any of its Affiliates as of the Effective Date that claim or cover any Licensed Compounds or Products (alone or as part of any Combination Product).
(g)To the knowledge of 3SBio, the issued claims included in the 3SBio Patent Rights are valid and enforceable, and no written claim has been made (except by a patent examiner during prosecution of the patent application(s) that resulted in any such issued patent claims), and no action or proceeding has been commenced or threatened, alleging to the contrary. 3SBio is the sole and exclusive owner of all right, title and interest in and to the 3SBio Patent Rights. 3SBio has taken reasonable measures to protect the confidentiality of the 3SBio Know-How. None of the 3SBio Patent Rights or 3SBio Know-How is subject to any lien, security interest or other encumbrance. To the knowledge of 3SBio, the conception and reduction to practice of the 3SBio Patent Rights have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. There are no claims, judgments or settlements against or amounts with respect thereto owed by 3SBio or any of its Affiliates relating to the 3SBio Patent Rights. To the knowledge of 3SBio, there has been no infringement by any Third Party of any 3SBio Patent Rights. The use or practice of the license grant contained in Section 2.1 will not trigger any payment obligation by 3SBio or any of its Affiliates to any Third Party.
(h)There is no pending action or proceeding alleging, or, to the knowledge of 3SBio, any written communication alleging, that the manufacture, use, sale, offer for sale or importation of any Licensed Compounds (alone or as part of any Combination Product), the activities of 3SBio or any of its Affiliates or any of their licensees with respect to any such Licensed Compounds, or the practice or use of the 3SBio Patent Rights or 3SBio Know-How, has or will infringe or misappropriate any patent or other intellectual property rights of any Third Party.
(i)3SBio has not granted any license, option or other right in or to the 3SBio Know-How, 3SBio Patents Rights or Licensed Compound prior to the Effective Date.
(j)To the knowledge of 3SBio, there are no scientific or clinical facts or circumstances that would materially and adversely affect the safety, efficacy or market performance of any Licensed Compounds (alone or as part of any Combination Product) that have not been communicated to Selecta.
11.2    Selecta Representations and Warranties. Selecta covenants, represents and warrants to 3SBio that as of the Effective Date:

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(a)    Selecta is a corporation duly organized, validly existing and in good standing under the laws of state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.
(b)    This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Selecta enforceable against Selecta in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.
(c)    The execution, delivery and performance of this Agreement do not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Selecta is a party, or by which it is bound, nor will it violate any law applicable to Selecta.
(d)    All necessary consents, approvals and authorizations of all regulatory and Governmental Authorities and other persons or entities required to be obtained by Selecta in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
11.3    Disclaimer. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that the Development or Commercialization of the Licensed Compounds or any Products will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY LICENSED COMPOUNDS, PRODUCTS, PATENT RIGHTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS. For clarity, this Section 11.3 will not apply to the Supply Agreements.
11.4    Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 11.4 WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 11.6(a) AND 11.6(b) OR ANY BREACH BY A PARTY OF SECTION 2.3, Section 10 OR SECTION 11.1. For clarity, this Section 11.4 will not apply to the Supply Agreements.
11.5    Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection therewith.
11.6    Indemnification.

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(a)    Selecta Indemnity. Selecta hereby agrees to indemnify and hold 3SBio and its Affiliates, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“3SBio Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind, including but not limited to death, personal injury, illness, product liability or property damage or the failure to comply with applicable law or regulation (collectively, “Losses”), arising from any Third Party claim due to (i) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, the Licensed Compounds or any Product by or for Selecta or any of its Affiliates, Sublicensees, agents and consultants or (ii) Selecta’s (or its Affiliates’ and Sublicensees’) use or practice of 3SBio Patent Rights and 3SBio Know-How or (iii) arising from any material breach of any obligation, representation or warranty of Selecta hereunder, except, in each case, to the extent that such Losses arise from (A) infringement or misappropriation of patent or other intellectual property rights or know-how by any 3SBio Indemnitees, (B) the gross negligence, recklessness or willful misconduct of any 3SBio Indemnitees, or (C) any material breach of any obligation, representation or warranty of 3SBio hereunder.
(b)    3SBio Indemnity. 3SBio hereby agrees to indemnify and hold Selecta, its Affiliates and Sublicensees, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Selecta Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to (i) the research, Development, transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, the Licensed Compounds or any Product by or for 3SBio or any of its Affiliates, sublicensees, agents and contractors or (ii) 3SBio’s (or its Affiliates’ and sublicensees’) use and practice otherwise of 3SBio Patent Rights and Selecta Confidential Information or (iii) arising from any material breach of any obligation, representation or warranty of Selecta hereunder, except, in each case, to the extent that such Losses arise from (A) infringement or misappropriation of patent or other intellectual property rights or know-how by any Selecta Indemnitees, (B) the gross negligence, recklessness or willful misconduct of any Selecta Indemnitees, or (C) any material breach of any obligation, representation or warranty of Selecta hereunder.
(c)    Indemnification Procedure. A claim to which indemnification applies under Section 11.6(a) or Section 11.6(b) will be referred to herein as a “Claim”. If any person or entity (each, an “Indemnitee”) intends to claim indemnification under this Section 11.6, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor will have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but will have no obligation to do so. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the

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Indemnitee, which consent, in each case, will not be unreasonably withheld. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s expense and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Section 10.
11.7    Insurance. Each Party agrees to maintain during the term of this Agreement such insurance coverage as [***], taking into to consideration the activities and other circumstances of such Party.
Section 12.Term, Termination and Survival.
12.1    Term. The term of this Agreement, together with the term of the Original Agreement, commenced as of the Original Effective Date and, unless sooner terminated in accordance with the terms hereof, will continue in effect until the expiration of Selecta’s royalty obligations to 3SBio under Section 8.3 in all countries in the Territory (the “Term”). However, effective upon the expiration of Selecta’s royalty obligations to 3SBio with respect to a given Product in a given country in the Territory: (a) the licenses granted to Selecta in Section 2.1 under the 3SBio Patent Rights and 3SBio Know-How will become fully paid up, perpetual, irrevocable and royalty-free with respect to such Product in such country; and (b) Selecta and its Affiliates and Sublicensees will have the right to continue to Develop and Commercialize the relevant Product in such country without further obligation to 3SBio.
12.2    Termination for Material Default. Either Party will have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of any default in the performance by such other Party of any of such other Party’s material obligations under this Agreement, provided that such default has not been cured within ninety (90) days, or, in the event such default results in a failure to make payment when due hereunder, thirty (30) days, after written notice thereof is given by the non-defaulting Party to the defaulting Party specifying the nature of the alleged default, provided the Parties will take all reasonable steps to resolve the matter pursuant to the process set forth in Section 13.6(a) during the applicable cure period and before any such termination becomes effective. Termination of this Agreement by 3SBio under this Section 12.2 will be on a country-by-country and product-by-product basis (and not for the Agreement as a whole) if the default giving rise to termination is reasonably specific to one or more countries or one or more products (e.g., a royalty dispute for one product in one or more countries) and does not have any material impact on the obligations of the Selecta under this Agreement. For clarity, the termination rights and related cure periods do not apply to the Supply Agreements.
12.3    Termination for Convenience by Selecta. Selecta may terminate this Agreement in full for any reason effective upon sixty (60) days prior written notice to 3SBio; provided, however, that Selecta will have the right to terminate this Agreement with respect to a given Product with immediate effect upon written notice to 3SBio in the event that Selecta or any of its Affiliates or Sublicensees identifies a safety or efficacy concern with respect to such Product. Termination of this Agreement by Selecta under this Section 12.3 may be on a country-by-country or product-by-product basis.
12.4    Bankruptcy.
(a)Termination. Each Party will have the unilateral right to terminate this Agreement at any time during its Term by providing written notice with immediate effect in the event that: (i) the other Party files in any court or agency pursuant to any statute or regulation of any state,

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country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for a similar arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or (ii) if the other Party proposes a written agreement of composition or extension of its debts generally, or (iii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or (iv) if the other Party proposes or is a party to any dissolution or liquidation, or (v) if the other Party makes an assignment for the benefit of its creditors.
(b)Consequences of Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by 3SBio or their Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Selecta (and its Affiliates and Sublicensees) as licensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto. For clarity, the provisions of this Section 12.4(b) will be without prejudice to any rights the terminating Party may have arising under any applicable insolvency statute or other applicable law.
12.5    Effect of Certain Terminations.
(a)    Upon termination of this Agreement by 3SBio pursuant to Section 12.2 or by Selecta pursuant to Section 12.3, or with respect to each applicable product and country as to which termination occurs pursuant to Section 12.2 (the rights and obligations of the Parties as to the remaining products and countries in which termination under Section 12.2 has not occurred, being unaffected by such termination), all rights and licenses granted to Selecta in Section 2.1 will terminate with respect to each such terminated product and country, and Section 2.2(a) will apply to all Sublicensees in each such terminated country for each such terminated product. In addition, upon the written request of 3SBio, Selecta will grant to 3SBio a right to access and reference all Regulatory Approvals and Regulatory Filings owned by Selecta or its Affiliates concerning each such terminated product in the terminated country.
(b)    In the event of a termination by Selecta under Section 12.2 (3SBio breach):
(i)As of the effective date of such termination, (A) the 3SBio Distribution Option will terminate, and (B) 3SBio will, within thirty (30) days after the effective date of such termination, return to Selecta all of Selecta’s Confidential Information that is in 3SBio’s (or its Affiliates’) possession or control, provided that 3SBio may keep one copy of Selecta’s Confidential Information in its confidential legal files for purposes of confirming compliance with this Agreement.
(ii)As of the effective date of such termination, the licenses granted to Selecta by 3SBio pursuant to Section 2.1 will become perpetual, irrevocable licenses.
(iii)Selecta may exercise its co-exclusive rights under Section 2.1(b) and 3SBio will promptly assign any manufacturing or supply agreements relating to the Licensed Compounds or Licensed Products in the Territory to Selecta or its designee;
(iv)Selecta will continue to be obligated to pay the milestone and royalty amounts under Sections 8.2 and 8.3 that would otherwise have been payable under the terms of this Agreement during its Term; provided, however, that such amounts will be reduced by [***] percent

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([***]%) of the amounts that would otherwise have been payable under the terms of this Agreement during its term.
12.6    Right to Sell-Off Inventory. Upon termination of this Agreement for any reason, should Selecta or any of its Affiliates or Sublicensees have any inventory of any Product, each of them will have [***] months thereafter in which to dispose of such inventory (subject to the payment to 3SBio of any royalties due hereunder thereon).
12.7    Survival. In addition to the termination consequences set forth in Section 12.5, the following provisions will survive expiration or termination of this Agreement for any reason, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Sections 10.1, 10.3, 10.4, 11.3, 11.4, 12.6, 13.5-13.8, and 13.10. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 13.6, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
Section 13.General Provisions.
13.1    Assignment. Neither Party may assign this Agreement, delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as otherwise expressly permitted hereunder or without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, that each Party may assign this Agreement as a whole without such consent to an Affiliate or in connection with the acquisition of such Party, provided that such Party provides written notice to the other Party of such acquisition. For clarity, the meaning of “acquisition” includes, without limitation any disposal or transfer in any manner whatsoever effected whether for consideration or without a consideration including but not limited to any sale, contribution in kind, statutory merger or de-merger, donation, exchange, transfer or rent of the business as a going-concern, or other transfer whatsoever and whether in whole or in part. In addition, it will be reasonable for a Party to not to give its consent to the assigning Party under this Section 13.1 if, among other things, the assignee or delegate, does not have adequate financial or technical resources to comply with the assigning Party’s obligations hereunder, or would affect the continuity of supply of any Licensed Compound or Licensed Product under the Supply Agreements. Any assignment or transfer in violation of this Section 13.1 will be void. This Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties. For clarity, any assignment under this Section 13.1 will be treated as a novation, and the counterparty will sign such documents as required to affect such novation. For this purpose, references to a Party’s rights under this Agreement include any similar rights to which another person becomes entitled as a result of a novation of this Agreement.
13.2    Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority or any other Party; provided that the Party affected will promptly notify the

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other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.
13.3    Severability. If any one or more of the provisions contained in this Agreement is held for any reason to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible or significantly frustrated and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties; provided that in the event that a Third Party reasonably asserts that patent misuse has occurred based on any aspect of this Agreement, the Parties will negotiate in good faith to make any necessary amendments to this Agreement to preserve the validity and enforceability of the applicable Patents and make as few revisions as possible to maintain the original intent of the Parties under this Agreement.
13.4    Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.
13.5    Notices. Except as otherwise provided herein, all notices under this Agreement will be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:
If to Selecta, to:            Selecta Biosciences, Inc.
480 Arsenal Street
Building One
Watertown, MA 02472
Attention: General Counsel

If to 3SBio, to:            Shenyang Sunshine Pharmaceutical Co. Ltd.
No. 3 A1 Road 10
Shenyang Economic and Technology Development Zone
Shenyang, China 110027
Attention: CEO

or to such address as each Party may hereafter designate by notice to the other Party. A notice will be deemed to have been given on the date it is received by all required recipients for the noticed Party.
13.6    Dispute Resolution. Disputes arising under or in connection with this Agreement will be resolved pursuant to this Section 13.6; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than a 3SBio Indemnitee or

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Selecta Indemnitee identified in Sections 11.6(a) or 11.6(b)11.6(a), as applicable), the dispute procedures set forth in this Section 13.6 will be inapplicable as to such dispute.
(a)In the event of a dispute between the Parties, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves.
(b)In the event the Parties are not able to resolve such dispute, either Party may at any time after such [***] day period submit such dispute to be finally settled by arbitration administered in accordance with the Arbitration Rules of the International Chamber of Commerce (“ICC”) in effect at the time of submission. The arbitration will be heard and determined by one (1) arbitrator. Selecta and 3SBio will agree on the arbitrator, or, failing agreement within [***] days following the date of receipt by the respondent of the claim, by the ICC. Such arbitration will take place in New York, New York. The arbitrator so appointed will decide in accordance with the rules of the ICC and will render the award within the term established by such rules, unless extended by the parties. The language of arbitration will be English. The arbitration award so given will be a final and binding determination of the dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 11.4.
(c)Costs of arbitration are to be divided as follows: the losing Party will pay [***] percent ([***]%) of the costs and fees of the winning Party. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.
(d)Notwithstanding the dispute resolution procedures set forth in this Section 13.6, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any dispute resolution procedures hereunder.
(e)The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in this Section 13.6 are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period under Section 12.2, (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination for material breach will not be effective, (iii) the time periods for cure under Section 12.2 as to any termination notice given prior to the initiation of the arbitration proceeding will be tolled, and (iv) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration proceeding (and no effect will be given to previously issued termination notices), until the court has confirmed the existence of the facts claimed by a Party to be the basis for the asserted material breach.
13.7    Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions; provided that any dispute relating to the scope, validity, enforceability or infringement of any patents or know-how will be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such patents or know-how apply.
13.8    Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
13.9    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute 3SBio and Selecta as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Selecta Indemnitees other than Selecta and 3SBio Indemnitees other than 3SBio for purposes of Section 11.6).
13.10    Entire Agreement. This Agreement (along with the Exhibits) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings, including the Original Agreement and the Confidentiality Agreement, whether oral or written, between the Parties with respect to the subject matter hereof. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach prior to the Effective Date by the other Party of the Original Agreement.
13.11    Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.
13.12    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.
13.13    Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” will mean “and/or” hereunder. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. References to “months” hereunder refer to calendar months. Unless otherwise provided, all references to Sections, Schedules and Exhibits in this Agreement are to Sections, Schedules and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.1” would be part of “Section 2”, and references to “Section 2.1”or “Section 2” would also refer to material contained in the subsection described as “Section 2.1(a)”).
13.14    Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party followed by exchange of original signatures will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Development and License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

SHENYANG SUNSHINE PHARMACEUTICAL CO., LTD.

By:	/s/ Jing Lou
(Signature)

Name:	Lou, Jing
Title:	CEO

SELECTA BIOSCIENCES, INC.

By:	/s/ Werner Cautreels
(Signature)

Name:	Werner Cautreels
Title:	CEO

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

3SBIO PATENT RIGHTS

US Patent No. [***] Issued [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.